UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 7, 2025

KLX ENERGY SERVICES HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38609	36-4904146
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3040 Post Oak Boulevard, 15th Floor

Houston, Texas 77056

(Address of Principal Executive Offices) (Zip Code)

(832) 844-1015

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 Par Value	KLXE	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Securities Purchase Agreement

On March 7, 2025, KLX Energy Services Holdings, Inc. (the “Company”) and certain of its subsidiaries party thereto entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with certain holders (the “Investors”) of its existing 11.500% senior secured notes due 2025 (the “Existing Notes”), pursuant to which the Company has agreed to issue and sell to the Investors (a) approximately $232 million in aggregate principal amount of Senior Secured Floating Rate Cash / PIK Notes due 2030 (the “New Notes”) and (b) warrants entitling the holders thereof to purchase, in the aggregate, up to 2,373,187 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), at an exercise price of $0.01 per share, subject to adjustment (collectively, the “Warrants”) in exchange for (i) approximately $78 million in aggregate cash consideration and (ii) approximately $144 million aggregate principal amount of Existing Notes, which will be cancelled by the Company upon receipt thereof (collectively, the “Refinancing”). The Company intends to use the net cash proceeds from the Refinancing, together with cash on hand, to redeem the remaining Existing Notes on March 30, 2025 pursuant to its previously issued notice of conditional redemption.

The closing of the Refinancing (the “Closing”) is expected to occur on or about March 11, 2025, subject to certain closing conditions.

The New Notes will mature in March 2030. The Company will pay interest on the New Notes, at its election, in cash or additional Notes paid-in-kind on one-, three- or six-month interest periods. The New Notes will bear a floating rate of interest of Term SOFR plus the Applicable Margin (as defined in the indenture governing the New Notes (the “Indenture”)) based on the Secured Net Leverage Ratio (as defined in the Indenture) of the Company, payable on the last day of the applicable interest period, which shall include a 100 basis point premium for any period where interest is paid-in-kind.

The New Notes will be senior secured obligations of the Company secured by a first priority security interest on substantially all of the Company’s assets (other than collateral securing the New ABL Facility (as defined below)) on a first priority basis) and a second priority security interest on the collateral which secures the New ABL Facility on a first priority basis, subject in each case to certain excluded assets.

The New Notes will be initially fully and unconditionally guaranteed by each of the Company’s current subsidiaries. The New Notes will also be guaranteed by each of the Company’s future subsidiaries that guarantee the Company’s indebtedness or indebtedness of guarantors, including under the New ABL Facility and such subsidiaries that become guarantors in the future will also pledge their collateral in support of such guarantees. The guarantees will be senior secured obligations of the guarantors secured by a first priority security interest on substantially all of the guarantors’ assets (other than collateral securing the New ABL Facility on a first priority basis) and a second priority security interest on the guarantors’ assets which secure the New ABL Facility on a first priority basis, subject in each case to certain excluded assets.

The Company will be required to redeem the New Notes in an amount equal to 2.00% per annum of all Notes outstanding as of the prior applicable Interest Payment Date (as defined in the Indenture) on the last business day of each of March, June, September and December, commencing on March 31, 2025. Additionally, upon certain changes of control, consummation of certain asset sales and other events, the Company will be required to repurchase the New Notes at the applicable redemption prices.

The Indenture will contain certain affirmative and negative covenants, including covenants requiring the Company to demonstrate compliance with total net leverage ratio and net capital expenditures and restricting the Company’s ability to incur certain liens and indebtedness, enter into certain transactions and merge or consolidate with any other entity or convey, transfer or lease all or substantially all of the Company’s properties and assets to another person, which, in each case, will be subject to certain limitations and exceptions. The Indenture will permit the Company to incur additional pari passu indebtedness of up to $150,000,000 within 12 months of the Closing (including for the purpose of consummating permitted acquisitions and investments) subject to the terms and conditions contained in the Indenture and will contain certain other covenants, events of default and other customary provisions.

The Warrant Agreement (the “Warrant Agreement”) governing the Warrants will stipulate that the Company will file a registration statement with the Securities and Exchange Commission with respect to the shares of Common Stock underlying the Warrants (the “Warrant Shares”). The Warrants will be exercisable immediately, and in lieu of exercising such Warrant, the holders thereof may convert their Warrants, in whole or in part, into the number of Warrant Shares pursuant to the terms of the Warrants prior to the expiration date.

The Securities Purchase Agreement contains customary representations, warranties and covenants of the Company and the Investors, and the parties have agreed to indemnify each other for losses related to breaches of their respective representations and warranties. Upon Closing, the Company has agreed to reimburse the Investor for certain expenses.

New ABL Facility

On March 7, 2025 the Company entered into a Credit Agreement dated as of March 7, 2025 (the “New ABL Facility”) with the Company, as borrower, Eclipse Business Capital LLC, as administrative agent, as collateral agent and as FILO administrative agent and the lenders party thereto. The New ABL Facility is comprised of an asset-based revolving credit facility with a $125.0 million commitment (the “Revolving Facility”), a first-in-last-out asset-based credit facility with a $10.0 million commitment (the “FILO Facility”), and a committed incremental loan option under the Revolving Facility with a $25.0 million commitment (the “Incremental Revolving Loans”). The availability of the Incremental Revolving Loans are subject to usual and customary conditions to effectiveness, including, for example, the Company electing to utilize such Incremental Revolving Loans by a date certain and the payment of required fees. Borrowings under the Revolving Facility (including, to the extent incurred, the Incremental Revolving Loans) bear interest at a rate equal to adjusted term SOFR plus an applicable margin of 4.625%. Borrowings under the FILO Facility bear interest at a rate equal to adjusted term SOFR plus an applicable margin of 6.00%. The applicable margin under the Revolving Facility is subject to a 0.125% reduction and the applicable margin under the FILO Facility is subject to a 0.50% reduction, in each case upon the repayment in full of a $5,000,000 over-advance to be provided on the initial funding date under the Revolving Facility. The New ABL Facility will be secured by, among other things, a first priority lien on accounts receivable and inventory and contains customary conditions precedent to borrowing and affirmative and negative covenants. In connection with the initial funding under the New ABL Facility, which is contemplated to occur on March 11, 2025, the obligations under the Company’s existing Credit Agreement, dated August 10, 2018 (as amended, supplemented, or otherwise modified prior to the date hereof, the “Existing ABL Facility”) among the Company, as borrower, certain subsidiaries of the Company, as guarantors, JPMorgan Chase Bank, N.A., as administrative agent, as collateral agent and as issuing lender, and the lenders party thereto will be repaid in full and the commitments thereunder terminated.

The initial funding under the New ABL Facility is subject to usual and customary terms and conditions, including the provision of collateral documents and the execution of an intercreditor agreement establishing the relative rights and lien priorities as between the New ABL Facility and the Indenture. The New ABL Facility includes a springing financial covenant which requires the Company’s consolidated fixed charge coverage ratio to be at least 1.0 to 1.0 if availability under the Revolving Facility falls below $7.0 million.

The New ABL Facility includes financial, operating and negative covenants that limit our ability to incur indebtedness, to create liens or other encumbrances, to make certain payments and investments, including dividend payments, to engage in transactions with affiliates, to engage in sale/leaseback transactions, to guarantee indebtedness and to sell or otherwise dispose of assets and merge or consolidate with other entities. It also includes a covenant to deliver annual audited financial statements that are not qualified by a “going concern” or like qualification or exception. A failure to comply with the obligations contained in the New ABL Facility could result in an event of default, which could permit acceleration of the debt, termination of undrawn commitments and enforcement against any liens securing the debt. The New ABL Facility will contain certain other covenants (including the ability to incur indebtedness for the purpose of consummating permitted acquisitions, subject to the terms of the New ABL Facility), events of default and other customary provisions.

The foregoing descriptions of the Securities Purchase Agreement, the Warrant Agreement, the Indenture and the New ABL Facility are only summaries and are qualified in their entireties by reference to the Securities Purchase Agreement, a copy of which is filed with this Current Report on Form 8-K as Exhibit 10.1 and incorporated by reference herein, forms of the Warrant Agreement and the Indenture (including the form of the New Notes attached thereto), which are attached to the Securities Purchase Agreement filed with this Current Report on Form 8-K as Exhibit 10.1, and incorporated by reference herein, and the New ABL Facility, a copy of which is filed with this Current Report on Form 8-K as Exhibit 10.2 and incorporated by reference herein.

Item 2.02	Results of Operations and Financial Condition.

On March 7, 2025, the Company issued a press release (the “Press Release”) to announce the entry into the Securities Purchase Agreement and the entry into the New ABL Facility and to provide certain preliminary financial results for the fourth quarter ended December 31, 2024. The Company is hereby furnishing the Press Release, which is included as Exhibit 99.1 hereto, pursuant to Item 2.02 of Form 8-K.

In accordance with General Instruction B.2 of Form 8-K, the information furnished pursuant to this Item 2.02, and including Exhibit 99.1 furnished herewith, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exc hange Act”), nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 3.02.	Unregistered Sales of Equity Securities.

The information provided under Item 1.01 above with respect to the Warrants is incorporated by reference into this Item 3.02. The issuance of the Warrants, entitling the holders thereof to purchase, in the aggregate, up to 2,373,187 shares of Common Stock, will not be registered under the Securities Act, in reliance upon the exemption from registration provided by Section 4(a)(2) thereof as a transaction not involving any public offering.

Item 7.01.	Regulation FD Disclosure.

The information provided under Item 2.02 above is incorporated by reference into this Item 7.01.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

10.1*	Securities Purchase Agreement, dated as of March 7, 2025, by and among KLX Energy Services Holdings, Inc., the subsidiary guarantors party thereto, and the holders of Existing Notes party thereto

10.2*	Credit Agreement, dated as of March 7, 2025, by and among KLX Energy Services Holdings, Inc., Eclipse Business Capital LLC, as administrative agent, as collateral agent and as FILO administrative agent and the lenders party thereto

99.1	Press Release, dated March 7, 2025.

104	Cover Page Interactive Data File - the cover page iXBRL tags are embedded within the Inline XBRL document

*

Certain schedules and exhibits to this agreement have been omitted in accordance with Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

KLX ENERGY SERVICES HOLDINGS, INC.

March 7, 2025	By:	/s/ Max L. Bouthillette
	Name:	Max L. Bouthillette
	Title:	Executive Vice President, General Counsel and Chief Compliance Officer

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